UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SHARPS COMPLIANCE CORP. (Exact name of Registrant as specified in its charter)

Delaware	74-2657168
(State of incorporation or organization)	(IRS Employer Identification No.)
9220 Kirby Drive, Suite 500 Houston, Texas 77054 (address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock $0.01 par value	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |x |

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be registered.

Authorized and Outstanding Common Stock

The Corporation has authority to issue 20,000,000 shares of common stock, $0.01 par value per share. As of December 31, 2008, there were 12,841,280 outstanding shares of the Corporation’s common stock.

Voting Rights

The holders of the common stock have one vote per share.  The Certificate of Incorporation does not provide for cumulative voting.

Dividends

The Board of Directors may authorize the payment of dividends on the common stock from time to time out of any funds legally available therefor.  Dividends may be payable in cash, stock or otherwise.

Other Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, all holders of common stock shall be entitled to share ratably in all assets then remaining and subject to distribution to the stockholders.

Indemnification Matters

The Certificate of Incorporation of the Corporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.  The Bylaws of the Corporation provide that the Corporation shall indemnify and advance expenses to any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the Corporation may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceedings in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reasons of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty.  The Bylaws also provide that such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, amendment, vote of the stockholders or otherwise.

Provisions of Delaware Law that Could Delay or Prevent a Change in Control

The Corporation is subject to the provisions of Section 203 of the General Corporation Law of Delaware.  With some exceptions, this law prohibits the Corporation from engaging in some types of business combinations with a person who owns 15% or more of the Corporation’s outstanding voting stock for a three-year period after that person acquires the stock.  A business combination includes mergers, consolidations, stock sales, assets sales and other transactions resulting in a financial benefit to the interested stockholder.

Item 2. Exhibits.

Under the instructions of Form 8-A relating to exhibits, no exhibits are required to be filed because no other securities of the Registrant are to be registered on an exchange on which other securities of the Registrant are registered and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SHARPS COMPLIANCE CORP.

Date: March 23, 2009	By:	/s/ David P. Tusa
David P. Tusa Executive Vice President, Chief Financial Officer and Business Development